Exhibit 99.1

Company Contact:
James S. Scully
Chief Administrative Officer and Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits ICR, Inc.
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

First Quarter Revenues of $345.8 million

First Quarter Diluted Earnings Per Share of $0.32

New York, NY – May 28, 2009 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months ended May 2, 2009 (first quarter fiscal 2009).

First quarter highlights:

•

Revenues increased 2% to $345.8 million. Store sales (Retail and Factory) increased 5% to $240.7 million, with comparable store sales decreasing 5%. Comparable store sales increased 2% in the first quarter of fiscal 2008. Direct sales (Internet and Phone) decreased by 6% to $95.4 million. Direct sales increased 17% to $100.9 million in the first quarter of fiscal 2008.

•

Gross margin decreased to 42.2% of revenues from 46.9% of revenues in the first quarter of fiscal 2008. The decrease in gross margin is primarily related to increased markdowns as a result of beginning of quarter inventory levels.

•

Operating income decreased 34% to $35.3 million, or 10.2% of revenues, compared to $53.0 million, or 15.6% of revenues, in the first quarter of fiscal 2008. Operating income in the first quarter of fiscal 2009 includes a charge of $1.3 million for severance and related costs associated with our workforce reduction announced in February 2009 and non-cash asset impairment charges of $1.0 million related to underperforming stores.

•

Net income was $20.4 million, or $0.32 per diluted share and includes the impact of severance and asset impairment charges of approximately $0.02. Net income was $30.5 million, or $0.48 per diluted share, in the first quarter of fiscal 2008.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are relatively pleased with our first quarter results and while earnings were lower than last year, we did experience an improved trend in our business. We think it is clear that there is no choice in this environment than to continue to be creative and figure out where the customer is going, not to respond to where he or she has been.”

Balance Sheet highlights as of May 2, 2009

•	Cash and cash equivalents were $154.6 million at the end of the first quarter compared to $121.5 million at the end of the first quarter in the prior year.

•

Inventories at the end of the quarter were $193.9 million, reflecting the impact of 43 net stores opened since the first quarter of fiscal 2008. Inventory per square foot was flat to last year at the end of the first quarter of fiscal 2008.

Guidance

The Company currently expects second quarter fiscal 2009 diluted earnings per share in the range of $0.08 to $0.12.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 28, 2009, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 4, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 323565.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 28, 2009, the Company operates 238 retail stores (including 8 crewcuts and 14 Madewell stores), the J. Crew catalog business, jcrew.com, and 76 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages and per share data)	Three Months Ended May 2, 2009	Three Months Ended May 3, 2008
Net sales
Stores	$240,726	$229,109
Direct	95,360	100,934

	336,086	330,043
Other	9,684	10,536

Total Revenues	345,770	340,579

Costs of goods sold, buying and occupancy costs	199,833	180,692

Gross Profit	145,937	159,887
As a percent of revenues	42.2%	46.9%

Selling, general and administrative expenses	110,669	106,841
As a percent of revenues	32.0%	31.4%

Operating income	35,268	53,046
As a percent of revenues	10.2%	15.6%

Interest expense, net	1,077	2,370

Income before income taxes	34,191	50,676

Provision for income taxes	13,746	20,175

Net income	$20,445	$30,501

Income per share:
Basic	$0.33	$0.50
Diluted	$0.32	$0.48

Weighted average shares outstanding:
Basic	62,130	61,192
Diluted	63,319	64,076

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	May 2, 2009	January 31, 2009	May 3, 2008
Assets
Current assets:
Cash and cash equivalents	$154,578	$146,430	$121,532
Inventories	193,923	187,044	174,493
Prepaid expenses and other current assets	30,746	34,926	32,850
Prepaid & refundable income taxes	9,892	23,116	8,600

Total current assets	389,139	391,516	337,475

Property and equipment, net	205,683	201,675	174,438

Other assets	20,161	20,618	33,299

Total assets	$614,983	$613,809	$545,212

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$97,503	$119,719	$95,657
Other current liabilities	83,871	83,889	77,816
Current portion of long-term debt	1,100	800	—
Income taxes payable	—	—	6,669
Deferred income taxes, net	4,049	4,049	—

Total current liabilities	186,523	208,457	180,142

Long-term debt	98,900	99,200	100,000

Deferred credits	73,825	73,815	68,388

Other liabilities	7,361	7,388	7,715

Stockholders’ equity	248,374	224,949	188,967

Total liabilities and stockholders’ equity	$614,983	$613,809	$545,212

Exhibit (3)

Actual and Projected Store Count and Square Footage

Fiscal 2009

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	300	12	2	310
2nd Quarter (Projected)	310	7	0	317
3rd Quarter (Projected)	317	4	0	321
4th Quarter (Projected)	321	1	0	322

Fiscal 2009

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,864,133	52,185	(8,258)	1,908,060
2nd Quarter (Projected)	1,908,060	29,992	0	1,938,052
3rd Quarter (Projected)	1,938,052	18,064	0	1,956,116
4th Quarter (Projected)	1,956,116	4,512	0	1,960,628